Exhibit 99.1

RAPT Therapeutics Reports First Quarter 2020 Financial Results

SOUTH SAN FRANCISCO, Calif. – May 14, 2020 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the first quarter ended March 31, 2020 and provided an update on recent operational and business progress.

“We continue to progress our programs during these challenging times. Our first priority is to protect our employees and our patients. We are practicing social distancing in the lab and conducting a good portion of our work remotely,” said Brian Wong, M.D., Ph.D., President and CEO of RAPT Therapeutics. “We remain in close contact with investigators from all of our clinical trial sites. As for our FLX475 trial, sites in Asia and some U.S. sites continue to enroll, although there has been some slowing in some regions as investigators adjust to SARS CoV2-related dynamics. We anticipate reporting initial results from our FLX475 Phase 1/2 trial in the second half of 2020.

Dr. Wong continued, “We also are in contact with our RPT193 investigators. We expect to complete enrollment of patients with atopic dermatitis in the Phase 1b portion of our Phase 1 study and report results from the full Phase 1 study by the end of the year.”

Financial Results for the First Quarter Ended March 31, 2020

Net loss for the first quarter of 2020 was $13.1 million, compared to $9.2 million for the first quarter of 2019.

Revenue for the first quarter of 2020 was $0.9 million related to our collaboration with Hanmi Pharmaceutical LTD, signed in December 2019. There was no revenue in the comparable period of 2019.

Research and development expenses for the first quarter of 2020 were $10.7 million, compared to $7.9 million for the same period in 2019. The increase was primarily due to an increase in clinical costs related to FLX475 as it advances in development.

General and administrative expenses for the first quarter of 2020 were $3.3 million, compared to $1.7 million for the same period in 2019. The increase was primarily due to an increase in stock-based compensation expense, as well as an increase in legal, accounting and other fees associated with being a public company.

As of March 31, 2020, we had cash, cash equivalents and marketable securities of $138.2 million, which includes net proceeds of approximately $69.8 million from our follow-on public offering of 2,500,000 shares of common stock.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets, including hematopoietic progenitor kinase 1 (HPK1) and general control nonderepressible 2 (GCN2), that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the impact of COVID-19 on the clinical development of FLX475 and RPT193 and the anticipated timing of clinical data. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2020 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Angela Bitting

media@rapt.com

(925) 202-6211

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$935	$—
Operating expenses:
Research and development	10,683	7,870
General and administrative	3,289	1,674

Total operating expenses	13,972	9,544

Loss from operations	(13,037)	(9,544)
Other income, net	135	356

Net loss before taxes	(12,902)	(9,188)
Provision for income taxes	237	—

Net loss	(13,139)	(9,188)
Other comprehensive income:
Foreign currency translation adjustment	204	—
Unrealized loss on marketable securities	(217)	—

Total comprehensive loss	$(13,152)	$(9,188)

Net loss per share, basic and diluted	$(0.56)	$(13.28)

Weighted average number of shares used in computing net loss per share, basic and diluted	23,266,063	691,834

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$91,529	$77,383
Accounts receivable	5,010	—
Marketable securities	46,670	—
Prepaid expenses and other current assets	3,685	3,123

Total current assets	146,894	80,506
Property and equipment, net	3,606	3,707
Other assets	389	389

Total assets	$150,889	$84,602

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,409	$1,143
Accrued expenses	3,832	3,642
Deferred revenue	5,765	4,000
Other current liabilities	436	471

Total current liabilities	13,442	9,256
Deferred rent, net of current portion	2,218	2,225
Deferred revenue, non-current	3,300	—
Commitments
Stockholders equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	307,009	235,049
Accumulated other comprehensive income	7	20
Accumulated deficit	(175,089)	(161,950)

Total stockholders' equity	131,929	73,121

Total liabilities and stockholders' equity	$150,889	$84,602